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                                                                    EXHIBIT 99.1


                          [FLAGSTAR BANCORP, INC. LOGO]


                                                NEWS RELEASE
                                                FOR MORE INFORMATION CONTACT:
                                                Michael W. Carrie
                                                Executive Director / CFO
                                                (248) 312-2000

                                                FOR IMMEDIATE RELEASE


FLAGSTAR REPORTS RECORD QUARTERLY RESULTS


FLAGSTAR ANNOUNCES NET EARNINGS OF $1.42 PER SHARE, UP 230.2%
MORTGAGE BANKING OPERATION TURNS IN ANOTHER RECORD QUARTER
RETAIL BANKING PROFITS CONTINUE TO INCREASE


Troy, Mich. (October 22, 2003) - Flagstar Bancorp, Inc. (NYSE:FBC), today released record quarterly recurring earnings of $90.8 million, or $1.42 per share - diluted. These recurring earnings compare to $26.6 million, or $0.43 per share - diluted, reported in the comparable 2002 period.

During September of 2002, the Company recorded a one-time after-tax adjustment to its financial statements for its adoption and implementation of the Financial Accounting Standards Board's Statement 133 Implementation Issue
No. C13. This one-time adjustment increased net earnings in the 2002 quarter $0.30 to $0.73 per share - diluted.

HIGHLIGHTS IN THE QUARTER INCLUDE:

-    An annualized return on average equity of 62.47%;

-    An annualized return on average assets of 3.35%;

- A third quarter annualized balance sheet growth of 30.0%, including an annualized increase of 29.8% in the deposit portfolio and an annualized growth of 42.9% in the investment loan categories;

-    A record amount of net interest income of $53.7 million;

-    A record amount of mortgages serviced for others of $29.3 billion;

-    A record amount of servicing revenue during the quarter, $28.5 million;

-    A third quarter mortgage production volume of $16.0 billion;

-    A gain on loan sale spread of 62 basis points;

-    A third quarter operating efficiency ratio of 31.3%.



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RETAIL BANKING; PROFITS CONTINUE TO INCREASE

The Company's profits from its retail banking operation continued to rise but still were overshadowed by the mortgage banking operation. During the quarter, the retail banking group provided 22.3% of pretax earnings compared to 50.0% for all of 2002 and 24.5% reported for the first nine months of 2003. On a sequential quarter basis, earnings from the retail banking operations were up an annualized 82.1%. The Company opened 3 banking centers during the quarter.

Flagstar's deposits were $5.7 billion at September 30, 2003 compared with $4.4 billion at December 31, 2002 and $5.3 billion at June 30, 2003. At September 30, 2003, transaction account balances, including checking, savings, and money market accounts, represented $2.0 billion, compared with $1.3 billion at December 31, 2002. On a sequential quarter basis, the Company reduced its cost of deposits by 15 basis points.

As a part of its asset-liability management, the Company's $2.7 billion growth in the balance sheet since year-end included a $1.3 billion increase in deposits. This increase included a $0.7 billion increase in retail deposits, $0.2 billion increase in public funds and a $0.4 billion increase in wholesale deposits.

The Company's retail certificate of deposit portfolio carries a weighted rate of 3.57% and a weighted term of 20.4 months at September 30, 2003.

The Public Funds Unit totals $1.0 billion in funds from local governmental entities within the Company's retail market area. These deposits carry a weighted rate of 1.39% and a weighted term of 2.6 months at September 30, 2003.

The wholesale deposits are offerings comprised of strategically placed durations that are provided to a national audience. These deposits carry a weighted rate of 3.22% and a weighted term of 28.2 months at September 30, 2003.

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest income for the quarter ended September 30, 2003 was reported at a record $53.7 million compared to $46.1 million in the comparable period last year and $51.1 million in the June 2003 quarter. The net interest margin for the quarter was 2.12%, compared with 2.75% for the same period last year. The large decrease in the interest margin was primarily caused by the 142 basis point decrease in the yield on earning assets while there was only a 69 basis point decrease in liability costs.

On a sequential quarter basis, the Company's net interest income increased $2.6 million. The net interest margin decreased 14 basis points from the 2.26% recorded in the second quarter of 2003, to 2.12% for the quarter ended September 30, 2003. The quarterly interest rate spread decreased 9 basis points, to 1.93%, which was the result of a 19 basis point decline in the yield on earning assets, which was offset by a 10 basis point decrease on the cost of interest bearing liabilities.

LOAN SALE GAINS

Gains recorded on the sales of mortgage loans reached $93.3 million during the quarter ended September 30, 2003 from $42.8 million in the comparable 2002 period. This increase was attributable to the $4.8 billion increase in the amount of loans sold during the quarter. The gain on sale profit margin equaled 62 basis points in the third quarter of 2003 versus 42 basis points in the third quarter of 2002.

As previously reported, the Company originated $16.0 billion in residential mortgage loans during the third quarter of 2003. This production level compares to the $10.9 billion originated in the comparable 2002 period.


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MORTGAGE SERVICING

     LOANS SERVICED FOR OTHERS

At September 30, 2003, the Company serviced $29.3 billion in loans for others. This volume is up 35.6% from December 31, 2002. The portfolio contains 214,000 loans that have a weighted rate of 6.03%, a weighted service fee of 34.5 basis points, and a weighted eight months of seasoning. Revenue from the portfolio earned a record $28.5 million during the quarter, up $16.7 million, or 141.5% over the comparable 2002 period.

     MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $229.5 million, or 0.78% of the outstanding balance of the underlying loans. The preliminary market value of the portfolio is $377.0 million. During the quarter, the Company wrote off $21.0 million in book value for loan prepayments and scheduled amortization.


ASSET QUALITY

     NON-PERFORMING LOANS

Non-performing loans at September 30, 2003 were $68.0 million, down $13.6 million or 16.7% from year-end and down $1.8 million from June 30, 2003. Total delinquencies in the Company's investment loan portfolio equaled 1.27% at September 30, 2003, compared with 2.02% at December 31, 2002 and 1.44% at June 30, 2003.

Consistent with the Company's business model, 95.6% of non-performing loans were backed by single-family homes.

     PROVISION FOR LOSSES

The provision for losses was $5.0 million for the three months ended September 30, 2003 from $6.9 million during the third quarter of 2002 and $8.4 million in the quarter ended June 30, 2003. The provision for losses in the current quarter and the comparable quarter in 2002 did not include an increase in the allowance for losses. Net charge-offs were an annualized 0.33% and 0.79% of average investment loans during the three months ended September 30, 2003 and September 30, 2002, respectively. Net charge-offs were 0.72% of average investment loans during 2002.

     ALLOWANCE FOR LOSSES

The allowance for losses totaled $50.0 million at September 30, 2003. Management believes the current reserve is set at an appropriate level given the current business environment and the current portfolio of investment loans.

The allowance for losses as a percentage of non-performing loans is 73.6%. The allowance for losses as a percentage of investment loans was 0.93% at September 30, 2003.


BALANCE SHEET AND CAPITAL MANAGEMENT

Consolidated assets at September 30, 2003 were $10.9 billion, compared with $8.2 billion at December 31, 2002 and $10.2 billion at June 30, 2003.

Flagstar's stockholders' equity now stands at $618.7 million, or 5.65% of total assets. The book value of the common stock at September 30, 2003 equaled $10.27 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.89% and the Total risk-based capital ratio stood at 13.74% at September 30, 2003.



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FASB 133

During September 2002, the Company recorded a one-time after-tax adjustment of $18.7 million, or $0.60, as its cumulative effect to implement the Financial Accounting Standards Board's (FASB) Statement 133 Implementation Issue No. C13 (Issue C13). The Company adopted FASB 133 in January 2001. Issue C13 clarifies and provides further guidance to reporting entities that have issued interest rate lock commitments on loans that will be originated and later resold. Issue C13 was cleared for adoption on March 13, 2002 and implementation was required for all reporting entities issuing financial statements for periods where the first day of the fiscal quarter began after April 10, 2002. Since the prior reporting of these rate lock commitments was different than what is expressed in Issue C13, then the change is reported as a change in accounting principle. Management does not believe that this one-time cumulative adjustment is part of ongoing earnings and as such has not been portrayed as recurring earnings in the current quarter.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Thursday, October 23, 2003 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (800) 314-7867.


Flagstar Bancorp, which has $10.9 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 98 banking centers with $5.7 billion in total deposits. Flagstar banking centers are throughout southern Michigan and Indiana. Flagstar operates 114 loan centers in 21 states and 14 correspondent lending offices across the nation. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.




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                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA



SUMMARY OF THE CONSOLIDATED STATEMENTS OF EARNINGS           At or for the three months ended     At or for the nine months ended
                                                                       September 30,                       September 30,
                                                                   2003            2002                 2003            2002
                                                               ------------     ------------        ------------    ------------
                                                                           (Unaudited, In Thousands, Except Share Data)
  Interest income                                              $    135,185     $    113,176        $    386,300    $    337,149
  Interest expense                                                   81,494           67,051             227,971         195,336
                                                               ------------     ------------        ------------    ------------
Net interest income                                                  53,691           46,125             158,329         141,813
  Provision for losses                                                5,009            6,868              22,976          18,631
                                                               ------------     ------------        ------------    ------------
Net interest income after provision                                  48,682           39,257             135,353         123,182
  Loan servicing fees, net                                            7,462             (793)            (31,203)          5,495
  Gain on loan sales, net                                            93,319           42,791             340,130         118,732
  Gain on MSR sales, net                                             44,619            2,935              46,200          13,764
  Other income                                                       11,655            7,262              33,720          19,559
  Operating expenses                                                 65,963           50,305             189,023         159,345
                                                               ------------     ------------        ------------    ------------
Earnings before federal tax provision and cumulative
         effect of a change in accounting principle                 139,774           41,147             335,177         121,387
  Provision for federal income taxes                                 49,000           14,527             117,496          42,826
                                                               ------------     ------------        ------------    ------------
Earnings before cumulative effect of a change in
         accounting principle                                        90,774           26,620             217,681          78,561
Cumulative effect of a change in accounting principle                     -           18,716                   -          18,716
                                                               ------------     ------------        ------------    ------------
         NET EARNINGS                                          $     90,774     $     45,336        $    217,681    $     97,277
                                                               ============     ============        ============    ============
Earnings per share before cumulative effect of a change in
accounting principle*
                       Basic                                   $       1.51     $       0.45        $       3.65    $       1.35
                       Diluted                                 $       1.42     $       0.43        $       3.42    $       1.27
Earnings per share from cumulative effect of a change in
accounting principle*
                       Basic                                              -     $       0.32                   -    $       0.32
                       Diluted                                            -     $       0.30                   -    $       0.30
                                                               ------------     ------------        ------------    ------------
Net earnings per share *
                       Basic                                   $       1.51     $       0.77        $       3.65    $       1.67
                       Diluted                                 $       1.42     $       0.73        $       3.42    $       1.57
                                                               ============     ============        ============    ============

Dividends paid per common share *                              $       0.15     $       0.03        $       0.30    $      0.085
Interest rate spread                                                   1.93%            2.66%               2.09%           2.79%
Net interest margin                                                    2.12%            2.75%               2.37%           2.99%

Return on average assets from recurring operations                     3.35%            1.43%               2.95%           1.50%
Return on average equity from recurring operations                    62.47%           30.04%              57.61%          31.77%
Efficiency ratio                                                      31.30%           51.16%              34.55%          53.23%

Mortgage loans originated or purchased                         $ 16,027,089     $ 10,864,362        $ 48,577,571    $ 27,615,035
Mortgage loans sold                                            $ 14,978,660     $ 10,224,954        $ 45,519,629    $ 25,987,918
Equity/assets ratio (average for the period)                           5.37%            4.77%               5.11%           4.72%

Ratio of charge-offs to average investment
loans                                                                  0.33%            0.79%               0.58%           0.60%





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            SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-CONTINUED


SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:



                                                        September        June         December       September
                                                           30,            30,            31,            30,
                                                          2003           2003           2002           2002
                                                       -----------    -----------    -----------    -----------
  Total assets                                         $10,943,160    $10,172,982    $ 8,203,702    $ 7,658,661
 Loans held for sale                                     3,254,212      3,731,829      3,302,212      3,061,501
 Investment loans portfolio, net                         5,312,480      4,798,327      3,948,682      3,443,370
  Allowance for losses                                      50,000         50,000         50,000         46,000
  Mortgage servicing rights                                229,515        210,869        230,756        156,015
  Total deposits                                         5,662,737      5,269,463      4,373,889      4,152,497
  FHLB advances                                          3,320,000      2,436,122      2,222,000      2,120,000
  Stockholders' equity                                     618,704        535,187        418,946        390,109

OTHER FINANCIAL AND STATISTICAL DATA:

  Equity/assets ratio                                         5.65%          5.26%          5.11%          5.09%
  Core capital ratio                                          6.89%          6.58%          6.73%          6.51%
  Total risk-based capital ratio                             13.74%         12.17%         12.01%         12.02%

  Book value per share *                               $     10.26    $      8.99    $      7.08    $      6.64
  Shares outstanding *                                      60,273         59,499         59,190         58,730

  Mortgage loans serviced for others                   $29,312,081    $28,953,871    $21,586,797    $14,394,125
  Value of mortgage servicing rights                          0.78%          0.73%          1.07%          1.08%

  Allowance for losses to non performing loans                73.6%          71.7%          61.3%          56.2%
  Allowance for losses to loans  held for investment          0.93%          1.03%          1.25%          1.32%
  Non performing assets to total assets                       1.01%          1.14%          1.54%          1.68%

  Number of bank branches                                       98             95             87             83
  Number of loan origination centers                           114            108             92             91
  Number of correspondent offices                               14             15             14             14
  Number of employees                                        3,939          4,110          3,588          3,342





* All statistics that relate to share data have been restated for a 2 for 1 stock dividend announced April 23, 2003 and completed on May 15, 2003.